Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements and notes thereto present the unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020. The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, in order to give effect to the Pro Forma Transactions (as defined and described below) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. As used herein, the terms “Realty Income” and “Realty” mean Realty Income Corporation or Realty Income Corporation and its consolidated subsidiaries, and “VEREIT” means VEREIT, Inc. or VEREIT, Inc. and its consolidated subsidiaries (including VEREIT OP (as defined below)), as the context requires.

On April 29, 2021, Realty and VEREIT each entered into an Agreement and Plan of Merger by and among VEREIT, VEREIT Operating Partnership (“VEREIT OP”), Realty, Rams MD Subsidiary I, Inc. (“Merger Sub 1”), and Rams Acquisition Sub II, LLC (“Merger Sub 2”) (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth in the Merger Agreement, among other things, (i) Merger Sub 2 would merge with and into VEREIT OP, with VEREIT OP continuing as the surviving entity, and (ii) immediately thereafter, VEREIT would merge with and into Merger Sub 1, with Merger Sub 1 continuing as the surviving corporation as a wholly owned subsidiary of Realty Income (together, the “Mergers” and the effective time of the Mergers, the “Merger Effective Time”). The Mergers were consummated on November 1, 2021. In connection with the Mergers, at the Merger Effective Time, (i) each outstanding share of VEREIT common stock, par value $0.01 per share, and (ii) each outstanding common partnership unit of VEREIT OP (other than those held by VEREIT, Realty Income or any of their respective affiliates) (the “VEREIT OP common units”) was converted into 0.705 (the “Exchange Ratio”) shares of Realty common stock, par value $0.01 per share. Holders of shares of VEREIT common stock and VEREIT OP common units (other than those held by VEREIT, Realty or their respective affiliates) received cash in lieu of fractional shares. As a result of the Mergers, former VEREIT common stockholders and former VEREIT OP common unitholders, together, received approximately 162 million shares of Realty common stock for their shares of VEREIT common stock or VEREIT OP common units, as applicable. Further, immediately prior to and in conjunction with the Merger, Realty repaid the entire outstanding balance of VEREIT’s unsecured revolving credit facility (“VEREIT’s Revolving Credit Facility”) and terminated the facility. The repayment was funded using Realty’s cash on hand and proceeds from a draw on Realty’s unsecured revolving credit facility (“Realty’s Revolving Credit Facility”).

On November 12, 2021, Realty and VEREIT contributed certain of their respective office assets (the "Realty Office Assets" and "VEREIT Office Assets", respectively, and collectively the "Office Assets" or the "Orion Business") to Orion Office REIT, Inc. ("Orion"), and Realty distributed all of the outstanding shares of Orion common stock to Realty’s stockholders (including legacy VEREIT common stockholders and legacy VEREIT OP common unitholders that received Realty common stock in the Mergers and continued to hold such stock as of the close of business on the record date of the distribution) on a pro rata basis (the “Orion Divestiture”). Prior to the Orion Divestiture, Orion LP, a wholly owned subsidiary of Orion, entered into certain new financing arrangements, proceeds from which will be used to reimburse Realty for the repayment of certain existing mortgages payable of the Office Assets (including a portion of the associated repayment costs) prior to the Orion Divestiture, fund Orion’s initial cash balance, and pay fees and expenses related to the new financing arrangements. These unaudited pro forma condensed combined financial statements assume that the remainder of the proceeds from Orion LP’s new financing arrangements will be distributed by Orion LP to Realty as a dividend.

The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Realty and historical consolidated financial statements of VEREIT as adjusted to give effect to the following (collectively referred to as the “Pro Forma Transactions”):

•	the Mergers and subsequent Orion Divestiture (including the portion of the proceeds from Orion LP’s new financing arrangements that are expected to be distributed by Orion LP to Realty as a dividend);

•	the repayment by Realty or VEREIT, as the case may be, of certain existing mortgages payable, including mortgages payable of the Office Properties, and a portion of the associated repayment costs, prior to the Mergers and the subsequent reimbursement of such amounts by Orion;
•	the repayment by Realty of VEREIT’s Revolving Credit Facility that occurred contemporaneously with the Merger Effective Time, insofar as the balance outstanding under VEREIT’s Revolving Credit Facility was outstanding as of September 30, 2021 or arose as a result of transactions that are directly related to the Mergers; and
•	transaction costs specifically related to the Mergers and the subsequent Orion Divestiture.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives effect to the Pro Forma Transactions as if they occurred on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 give effect to the Pro Forma Transactions as if they occurred on January 1, 2020.

These unaudited pro forma condensed combined financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by Realty’s management. The unaudited pro forma adjustments represent Realty’s management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and additional analyses are performed. However, Realty’s management believes that the assumptions provide a reasonable basis for presenting the significant effects that are directly attributable to the Pro Forma Transactions, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of what Realty’s financial condition or results of operations actually would have been if the Pro Forma Transactions had been consummated as of the dates indicated, nor do they purport to represent Realty’s financial position or results of operations for future periods.

Additionally, these unaudited pro forma condensed combined financial statements do not include any adjustments not otherwise described herein, including such adjustments associated with: (1) Realty or VEREIT real estate acquisitions that have closed or may close after September 30, 2021 or the related financing of those acquisitions, (2) Realty or VEREIT rental rate increases that are based on consumer price index, (3) the indebtedness associated with the new financing arrangements entered into by Orion LP in connection with the Orion Divestiture, as such indebtedness will be retained by Orion following the Orion Divestiture, (4) potential synergies that may be achieved following the Mergers, including potential overall savings in general and administrative expense, or any strategies that Realty’s management may consider in order to continue to efficiently manage Realty’s operations, (5) any integration costs (including one-time costs) that may be incurred following the consummation of the Mergers, which may be necessary to achieve the potential synergies, since the extent of such costs is not reasonably certain, and (6) any debt or equity issuances by Realty or VEREIT, which occurred subsequent to September 30, 2021, and which were not directly related to the Pro Forma Transactions.

REALTY INCOME CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2021

(in thousands)

	Realty Historical, As Reclassified (Note 3)	VEREIT Historical, As Reclassified (Note 3)	Mergers Transaction Adjustments (Note 4)	Item in Note 4	Orion Divestiture Transaction Adjustments (Note 5) [1]	Item in Note 5	Pro Forma Combined
ASSETS
Real estate held for investment, at cost:
Land	$7,308,046	$2,724,709	$460,163	[1]	$(242,508)		$10,250,410
Buildings and improvements	16,374,061	9,916,070	660,856	[1]	(1,589,386)		25,361,601
Total real estate held for investment, at cost	23,682,107	12,640,779	1,121,019		(1,831,894)		35,612,011
Less accumulated depreciation and amortization	(3,904,327)	(3,010,637)	3,010,637	[2]	149,229		(3,755,098)
Real estate held for investment, net	19,777,780	9,630,142	4,131,656		(1,682,665)		31,856,913
Real estate and lease intangibles held for sale, net	44,939	31,073	13,195	[3]	-		89,207
Cash and cash equivalents	516,983	5,874	-		585,530	[2]	1,108,387
Accounts receivable, net	341,729	338,640	(289,312)	[4]	(14,737)		376,320
Lease intangible assets, net	2,156,008	925,511	1,846,829	[5]	(227,762)		4,700,586
Goodwill	13,947	1,337,773	379,335	[6]	(234,780)	[3]	1,496,275
Other assets, net	859,708	309,880	19,618	[7]	(41,949)		1,147,257
Total assets	$23,711,094	$12,578,893	$6,101,321		$(1,616,363)		$40,774,945

LIABILITIES AND EQUITY
Distributions payable	$96,280	$105,958	$(105,958)	[8]	$-		$96,280
Accounts payable and accrued expenses	269,587	137,626	40,834	[9]	(12,182)		435,865
Lease intangible liabilities, net	341,675	111,140	404,092	[10]	(24,799)		832,108
Other liabilities	385,077	255,378	-		(18,850)		621,605
Line of credit payable and commercial paper	405,000	88,000	305,188	[11]	-		798,188
Term loan, net	249,507	-	-		-		249,507
Mortgages payable, net	285,617	987,704	(115,080)	[12]	(9,656)	[4]	1,148,585
Notes payable, net	8,309,238	4,590,348	356,617	[12]	-		13,256,203
Total liabilities	10,341,981	6,276,154	885,693		(65,487)		17,438,341

Stockholders’ equity:
Common stock and paid-in capital	17,449,122	12,987,206	(1,406,347)	[13]	-		29,029,981
Distributions in excess of net income	(4,112,953)	(6,692,338)	6,628,699	[13]	(1,549,729)	[5]	(5,726,321)
Accumulated other comprehensive (loss) income	(1,076)	831	(831)	[13]	-		(1,076)
Total stockholders’ equity	13,335,093	6,295,699	5,221,521		(1,549,729)		23,302,584
Noncontrolling interests	34,020	7,040	(5,893)	[14]	(1,147)		34,020
Total equity	13,369,113	6,302,739	5,215,628		(1,550,876)		23,336,604
Total liabilities and equity	$23,711,094	$12,578,893	$6,101,321		$(1,616,363)		$40,774,945

REALTY INCOME CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(in thousands, except share and per share data)

	Realty Historical	VEREIT Historical, As Reclassified (Note 3)	Mergers Transaction Adjustments (Note 4)	Item in Note 4	Orion Divestiture Transaction Adjustments (Note 5) [6]	Pro Forma Combined
REVENUE
Rental (including reimbursable)	$1,385,958	$870,547	$48,511	[15]	$(159,339)	$2,145,677
Other	13,003	8,822	-		(752)	21,073
Total revenue	1,398,961	879,369	48,511		(160,091)	2,166,750

EXPENSES
Depreciation and amortization	564,606	320,582	261,729	[16]	(62,089)	1,084,828
Interest	222,905	179,795	(43,927)	[17]	(6,602)	352,171
Property (including reimbursable)	89,895	88,633	660	[18]	(35,503)	143,685
General and administrative	66,458	41,398	615	[19]	(24)	108,447
Provisions for impairment	30,977	59,250	-		(28,064)	62,163
Merger-related costs	30,081	22,289	-		-	52,370
Total expenses	1,004,922	711,947	219,077		(132,282)	1,803,664
Gain on sales of real estate	35,396	96,339	-		4	131,739
Foreign currency and derivative gains (losses), net	(1,170)	-	-		-	(1,170)
Equity in income of unconsolidated entities	-	1,374	-		(621)	753
Loss on extinguishment of debt	(50,456)	(2,102)	-		3,584	(48,974)
Income before income taxes	377,809	263,033	(170,566)		(24,842)	445,434
Income taxes	(21,529)	(2,794)	-		-	(24,323)
Net income	356,280	260,239	(170,566)		(24,842)	421,111
Net income attributable to noncontrolling interests	(865)	(131)	-		(41)	(1,037)
Net income available to common stockholders	$355,415	$260,108	$(170,566)		$(24,883)	$420,074

Amounts available to common stockholders per common share:						(Note 6)
Basic and diluted	$0.94	$1.06				$0.78
Weighted average common shares outstanding:						(Note 6)
Basic	379,291,782	229,227,755				540,982,102
Diluted	379,409,427	229,888,870				541,153,796

REALTY INCOME CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	Realty Historical, As Reclassified (Note 3)	VEREIT Historical, As Reclassified (Note 3)	Mergers Transaction Adjustments (Note 4)	Item in Note 4	Orion Divestiture Transaction Adjustments (Note 5) [6]	Item in Note 5	Pro Forma Combined
REVENUE
Rental (including reimbursable)	$1,639,533	$1,158,285	$50,509	[15]	$(223,778)		$2,624,549
Other	12,092	9,691	-		(754)		21,029
Total revenue	1,651,625	1,167,976	50,509		(224,532)		2,645,578

EXPENSES
Depreciation and amortization	677,038	452,008	355,964	[16]	(88,612)		1,396,398
Interest	309,336	265,660	(59,665)	[17]	(12,836)		502,495
Property (including reimbursable)	104,603	122,967	880	[18]	(52,367)		176,083
General and administrative	73,215	68,487	1,323	[19]	(40)		142,985
Provisions for impairment	147,232	65,075	-		(27,977)		184,330
Merger-related costs	-	-	97,630	[20]	-		97,630
Total expenses	1,311,424	974,197	396,132		(181,832)		2,499,921
Gain on sales of real estate	76,232	95,292	-		(9,765)		161,759
Foreign currency and derivative gains (losses), net	4,585	(85,392)	-		-		(80,807)
Equity in income and gain on disposition of unconsolidated entities	-	3,539	-		(535)		3,004
Loss on extinguishment of debt	(9,819)	(1,486)	-		1,248	[7]	(10,057)
Income before income taxes	411,199	205,732	(345,623)		(51,752)		219,556
Income taxes	(14,693)	(4,513)	-		-		(19,206)
Net income	396,506	201,219	(345,623)		(51,752)		200,350
Net income attributable to noncontrolling interests	(1,020)	(91)	-		(60)		(1,171)
Net income available to common stockholders	$395,486	$201,128	$(345,623)		$(51,812)		$199,179

Amounts available to common stockholders per common share:							(Note 6)
Basic	$1.15	$0.72					$0.39
Diluted	1.14	0.72					0.39
Weighted average common shares outstanding:							(Note 6)
Basic	345,280,126	217,548,175					506,970,446
Diluted	345,415,258	217,862,005					507,171,067

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The Realty Income and VEREIT historical financial information has been derived from, in the case of Realty Income, its consolidated financial statements in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and Annual Report on Form 10-K for the year ended December 31, 2020, and, in the case of VEREIT, its consolidated financial statements included as Exhibit 99.1 to Realty Income's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2021 (the “June Form 8-K”), and Exhibit 99.1 to Realty Income's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2021 (the "November Form 8-K"), of which this Exhibit 99.2 is a part. Certain of VEREIT’s historical amounts have been reclassified to conform to Realty’s financial statement presentation, as discussed further in Note 3. The unaudited pro forma condensed combined financial statements should be read in conjunction with Realty’s and VEREIT’s historical consolidated financial statements and the notes thereto included in Realty Income's Quarterly Report on Form 10-Q for the nine months ended September 30, 2021 and Exhibit 99.1 to the November Form 8-K, respectively, and Annual Report on Form 10-K for the year ended December 31, 2020 and Exhibit 99.1 to the June Form 8-K, respectively. The unaudited pro forma condensed combined balance sheet gives effect to the Pro Forma Transactions as if they had been completed on September 30, 2021. The unaudited pro forma condensed combined statements of operations give effect to the Pro Forma Transactions as if they had been completed on January 1, 2020.

The historical financial statements of Realty and VEREIT have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to the accounting for the Mergers and the Orion Divestiture under U.S. GAAP (referred to as the “Mergers Transaction Adjustments” and the “Orion Divestiture Transaction Adjustments,” respectively). The unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Realty as the acquiror of VEREIT. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined financial statements, the estimated preliminary purchase consideration in the Mergers has been allocated to the assets acquired and liabilities assumed of VEREIT (including the assets and liabilities of VEREIT Office Assets) based upon Realty management’s preliminary estimate of their fair values as of September 30, 2021. The Orion Divestiture was accounted for at Realty’s carryover basis after adjusting the net assets of VEREIT Office Assets to fair value in connection with the Mergers. As a result, pro forma adjustments to reflect the Orion Divestiture include the historical cost carryover basis for Realty Office Assets and estimated fair value basis for VEREIT Office Assets.

The allocations of the estimated preliminary purchase price reflected in these unaudited pro forma condensed combined financial statements have not been finalized mainly due to the period of time between the Merger Effective Time and the date of this filing, and are based upon the best available information at the current time. A final determination of the fair values of the assets and liabilities will be based on the actual valuations of the tangible and intangible assets and liabilities that existed as of the date of the Mergers. The completion of the final valuations, the allocations of the purchase price and the impact of ongoing integration activities could cause material differences in the information presented.

The Pro Forma Transactions and the related adjustments are described in these accompanying notes to the unaudited pro forma condensed combined financial statements. In the opinion of Realty’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined company’s financial position or results of operations of the combined company that would have occurred if the Pro Forma Transactions had been completed on the dates indicated, nor are they indicative of the combined company’s financial position or results of operations that may be expected for any future period or date. In addition, future results may vary significantly from those reflected in the unaudited pro forma condensed combined financial statements due to factors discussed in “Supplemental Risk Factors” in Exhibit 99.4 to the June Form 8-K.

Note 2 – Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in Realty’s audited consolidated financial statements as of and for the year ended December 31, 2020 and Realty’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2021. Realty’s management has determined that there were no significant accounting policy differences between Realty and VEREIT and, therefore, no adjustments were made to conform VEREIT’s financial statements to the accounting policies used by Realty in the preparation of the unaudited pro forma condensed combined financial statements. This conclusion is subject to change as further assessment is performed and finalized for purchase accounting.

As part of the application of ASC 805, Realty will continue to conduct a more detailed review of VEREIT’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of VEREIT’s results of operations or reclassification or adjustment of assets or liabilities to conform to Realty’s accounting policies and classifications. Therefore, Realty may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 3 – Reclassification Adjustments

The VEREIT and Realty historical financial statement line items include the reclassification of certain historical balances to conform to the post-combination Realty presentation of these unaudited pro forma condensed combined financial statements, as described below. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity or net income available to common stockholders of Realty or VEREIT.

Balance Sheet

●	The carrying amount of Realty’s goodwill of $13.9 million, previously classified as a component of Other assets, net, has been reclassified into a new caption, Goodwill, on Realty’s consolidated balance sheet.

●	VEREIT’s balances for Operating lease right-of-use assets, Investment in unconsolidated entities, Restricted cash, and Rent and tenant receivables and other assets, net (excluding straight-line rent receivable, net and accounts receivable, net), previously disclosed as separate components of VEREIT’s consolidated balance sheet, have been reclassified to Other assets, net as follows (in thousands):

September 30, 2021
Rent and tenant receivables and other assets, net	$371,911
Less: Straight-line rent receivable, net	(289,312)
Less: Accounts receivable, net	(49,328)
Operating lease right-of-use assets	185,443
Investment in unconsolidated entities	80,363
Restricted cash	10,803
Other assets, net, as presented	$309,880

●	VEREIT’s balances for straight-line rent receivable, net and accounts receivable, net, previously disclosed as a component of Rent and tenant receivables and other assets, net, on VEREIT’s consolidated balance sheet have been reclassified to Accounts receivable, net as follows (in thousands):

September 30, 2021
Straight-line rent receivable, net	$289,312
Accounts receivable, net	49,328
Accounts receivable, net, as presented	$338,640

●	VEREIT’s balances for intangible lease assets and the related accumulated amortization, which were previously reported on a gross basis as components of the Total real estate investments, net subtotal on VEREIT’s consolidated balance sheet, have been reclassified outside of Total real estate investments, net to Lease intangible assets, net, as follows (in thousands):

September 30, 2021
Intangible lease assets	$1,917,251
Less: Accumulated amortization	(991,740)
Lease intangible assets, net, as presented	$925,511

●	VEREIT’s balances for Deferred rent and other liabilities and Operating lease liabilities previously disclosed as separate components of VEREIT’s consolidated balance sheet have been reclassified to Other liabilities, as follows (in thousands):

September 30, 2021
Deferred rent and other liabilities	$58,707
Operating lease liabilities	196,671
Other liabilities, as presented	$255,378

●	VEREIT’s balance for Credit facility of $88.0 million previously disclosed as a separate component of VEREIT’s consolidated balance sheet, has been reclassified to Line of credit payable and commercial paper.

●	VEREIT’s balance for Corporate bonds, net, of $4.6 billion previously disclosed as a separate component of VEREIT’s consolidated balance sheet, has been reclassified to Notes payable, net.

●	VEREIT’s balances for Common stock and Additional paid-in capital, previously disclosed as separate components of VEREIT’s consolidated balance sheet, have been reclassified to Common stock and paid-in capital, as follows (in thousands):

September 30, 2021
Common stock	$2,292
Additional paid-in capital	12,984,914
Common stock and paid-in capital, as presented	$12,987,206

Statements of Operations

●	VEREIT’s Fees from managed partnerships of $1.7 million and $3.1 million for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively, previously disclosed as a separate component of Total revenue on VEREIT’s consolidated statements of operations, have been reclassified under Revenue as Other.

●	VEREIT’s Other income, net, of $7.1 million and $6.6 million for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively, previously disclosed as a separate component of Other income (expenses) on VEREIT’s consolidated statements of operations, has been reclassified under Revenue as Other. Total reclassifications within Other under Revenue are as follows (in thousands):

	For the nine months ended September 30, 2021	For the year ended December 31, 2020
Fees from managed partnerships	$1,721	$3,081
Other income, net	7,101	6,610
Other, as presented	$8,822	$9,691

●	VEREIT’s merger costs of $22.3 million for the nine months ended September 30, 2021, previously disclosed as a component of Merger, litigation and non-routine costs, net on VEREIT’s consolidated statement of operations for the nine months ended September 30, 2021, have been reclassified to Merger-related costs.

●	VEREIT’s Acquisition-related and Merger, litigation and non-routine costs, net (excluding Merger costs), previously disclosed as separate components of operating expenses on VEREIT’s consolidated statements of operations, were combined with General and administrative expense in a single line item, as follows (in thousands):

	For the nine months ended September 30, 2021	For the year ended December 31, 2020
Acquisition-related	$4,155	$4,790
Merger, litigation and non-routine costs, net	16,118	2,348
Less: Mergers costs	(22,289)	-
General and administrative	43,414	61,349
General and administrative, as presented	$41,398	$68,487

●	Realty’s income taxes of $14.7 million, previously presented as a line item within total expenses on Realty's consolidated statement of operations for the year ended December 31, 2020, were reclassified outside of the subtotal income before income taxes, to conform to the presentation of income taxes on Realty’s consolidated statement of operations for the nine months ended September 30, 2021.

Note 4 – Mergers Transaction Adjustments

Estimated Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect the preliminary allocation of the purchase consideration to VEREIT’s identifiable net assets acquired. The preliminary allocation of purchase consideration in these unaudited pro forma condensed combined financial statements is based upon an estimated preliminary purchase price of approximately $17.8 billion. The calculation of the estimated preliminary purchase price related to the Mergers is as follows (in thousands, except share and per share data):

Amount
Shares of VEREIT common stock and VEREIT OP common units exchanged (a)	229,224,034
Exchange Ratio	0.705
Shares of Realty common stock issued	161,602,944
Adjusted opening price of Realty common stock on November 1, 2021 (b)	$71.24
Fair value of Realty common stock issued to former holders of VEREIT common stock and VEREIT OP common units	$11,511,947
Estimated fair value of VEREIT's equity-based compensation awards attributable to pre-combination services (c)	43,742
VEREIT indebtedness paid off in connection with the Mergers (d)	393,188
Consideration transferred	$11,948,877
Preliminary fair value of VEREIT debt assumed by Realty	5,819,589
Total estimated preliminary purchase price	$17,768,466

a)	Includes 229,152,001 shares of VEREIT common stock and 72,033 VEREIT OP common units outstanding as of the Merger Effective Time. Under the Merger Agreement, these shares and units are to be converted to Realty common stock at an Exchange Ratio of 0.705 per share of VEREIT common stock or VEREIT OP common unit, as applicable.

b)	The fair value of Realty common stock issued to former holders of VEREIT common stock and VEREIT OP common units is based on the per share opening price of Realty common stock of $71.24 on November 1, 2021, adjusted for the monthly dividend of $0.236 per share that former holders of VEREIT common stock and VEREIT OP common units will be eligible to receive when such dividend is paid on November 15, 2021.

c)	Represents the fair value of fully vested deferred stock unit awards covering shares of VEREIT common stock (“VEREIT DSU Awards”) which were converted into Realty common stock upon the Mergers, as well as the estimated fair value of the Realty replacement employee and executive stock options, restricted stock units, and performance restricted stock units that were granted at the closing date of the Mergers and which are attributable to pre-combination services.

d)	Represents the outstanding balance of the VEREIT Revolving Credit Facility paid off by Realty in connection with the Mergers. The amount shown in the table above represents the balance of the VEREIT Revolving Credit Facility outstanding as of September 30, 2021, after taking into consideration the impacts of Pro Forma Transactions that occurred after September 30, 2021, but prior to the Merger Effective Time. As described above, the actual amount of the VEREIT Revolving Credit Facility outstanding and paid off by Realty in connection with the Mergers was based upon the balance outstanding immediately prior to the Merger Effective Time.

Preliminary Purchase Price Allocation

The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed combined financial statements. The following table provides a summary of the preliminary purchase price allocation by major categories of assets acquired and liabilities assumed based on Realty management’s preliminary estimate of their respective fair values as of September 30, 2021 (in thousands):

Amount
Total estimated preliminary purchase price	$17,768,466

Assets:
Real estate held for investment	$13,761,798
Real estate and lease intangibles held for sale	44,268
Lease intangible assets	2,772,340
Cash and cash equivalents	5,874
Accounts receivable	49,328
Other assets	329,498
Total assets acquired	$16,963,106

Liabilities:
Accounts payable and accrued expenses (a)	$139,991
Lease intangible liabilities	515,232
Other liabilities	255,378
Mortgages payable	872,624
Notes payable	4,946,965
Total liabilities assumed	$6,730,190
Estimated preliminary fair value of net assets acquired	$10,232,916
Add: Estimated preliminary fair value of noncontrolling interests acquired	1,147
Goodwill	$1,717,108

a)	This balance includes $15.1 million of estimated transaction costs to be incurred by VEREIT as a result of the Mergers, net of the payment of $12.8 million of VEREIT's transaction-related costs included in Accounts payable and accrued expenses as of September 30, 2021, which were settled by Realty at the time of the Mergers, as described in the Preliminary Purchase Price Allocation section above. These costs are expected to be recognized as an expense in VEREIT’s pre-combination statement of operations and therefore they are reflected as a liability assumed by Realty, with no impact on pro forma combined distributions in excess of net income. An additional $41.1 million of VEREIT’s transaction costs were paid by Realty at the time of the Mergers (as part of repaying the outstanding balance of VEREIT’s Revolving Credit Facility) and are included in the determination of the estimated preliminary purchase price, as described above.

The preliminary fair values of identifiable assets acquired and liabilities assumed are based on a valuation as of the Merger Effective Time that was prepared by Realty with assistance of a third-party valuation advisor. For the preliminary estimate of fair values of assets acquired and liabilities assumed of VEREIT, Realty used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material. In particular, the fair values of the assets and liabilities were estimated, in part, based upon the allocation of real estate and intangible lease assets and liabilities, and adjusted to reflect reasonable estimations for above-market and below-market leases, in-place lease values, and avoided lease origination costs, and to incorporate estimates for the mark-to-market adjustments (i.e., premiums) of mortgages payable and notes payable to be assumed in the Mergers, all of which are based on Realty’s historical experience with similar assets and liabilities. In determining the estimated fair value of VEREIT’s tangible assets, Realty utilized customary methods, including the income, market, and cost approaches. Amounts allocated to land, buildings and improvements, tenant improvements, and lease intangible assets and liabilities were based on an analysis performed by third parties based on Realty’s, VEREIT’s and other portfolios with similar property characteristics.

The purchase price allocation presented above has not been finalized, mainly due to the period of time between the Merger Effective Time and the date of this filing. The final determination of the allocation of the purchase price will be completed no later than twelve months following the Merger Effective Time. These final fair values will be determined based on Realty’s management’s judgment, which is based on various factors, including (1) market conditions, (2) the industry in which the client operates, (3) the characteristics of the real estate (i.e., location, size, demographics, value and comparative rental rates), (4) the client credit profile, (5) store profitability metrics and the importance of the location of the real estate to the operations of the client’s business, and/or (6) real estate valuations. The final determination of these estimated fair values, the assets’ useful lives and the depreciation and amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Mergers. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Mergers due to differences in the allocation of the purchase consideration, as well as changes in the depreciation and amortization related to some of the acquired assets.

Balance Sheet

The pro forma adjustments reflect the effect of the Mergers on Realty’s and VEREIT’s historical consolidated balance sheets as if the Mergers occurred on September 30, 2021.

Assets

1)	The pro forma adjustments for Land and Buildings and improvements reflect: (i) the elimination of VEREIT’s historical carrying values of $2.7 billion for Land and $9.9 billion for Buildings and improvements, and (ii) the recognition of the fair value of these assets of $3.2 billion for Land and $10.6 billion for Buildings and improvements, based upon the preliminary valuation of the tangible real estate assets acquired. For information regarding the valuation methodology applied to the tangible real estate assets, refer to the Preliminary Purchase Price Allocation section of Note 4. The pro forma adjustments are presented as follows (in thousands):

	Estimated fair value	Less: Elimination of historical carrying value	Total pro forma adjustment
Land	$3,184,872	$(2,724,709)	$460,163
Buildings and improvements	10,576,926	(9,916,070)	660,856

2)	Accumulated depreciation and amortization were adjusted to eliminate VEREIT’s historical accumulated depreciation balances of $3.0 billion.

3)	VEREIT’s Real estate and lease intangibles held for sale, net were adjusted by $13.2 million to reflect the contract sale price, less estimated selling expenses, on those assets, totaling $44.3 million.

4)	Accounts receivable, net were adjusted to eliminate VEREIT’s historical straight-line rent receivable, net, of $289.3 million, which is not treated as a separately recognized asset on the combined company’s balance sheet.

5)	The pro forma adjustments for Lease intangible assets, net reflect: (i) the elimination of VEREIT’s historical carrying values for these assets, net of the associated accumulated amortization, of $925.5 million and (ii) the recognition of the fair value of these assets of $2.8 billion, based upon the preliminary valuation of the intangible real estate assets acquired. For information regarding the valuation methodology applied to the lease intangible assets, refer to the Preliminary Purchase Price Allocation section of Note 4. The following table summarizes the major classes of lease intangible assets acquired and the total pro forma adjustment to Lease intangible assets, net (in thousands):

Amount
Preliminary allocation of fair value:
In-place leases	$2,116,026
Leasing commissions and marketing costs	279,042
Above-market lease assets	377,272
Less: Elimination of historical carrying value of lease intangible assets, net	(925,511)
Total pro forma adjustment	$1,846,829

6)	The pro forma adjustments for Goodwill reflect: (i) the elimination of VEREIT’s historical goodwill balance of $1.3 billion, and (ii) the recognition of the preliminary goodwill balance associated with the Mergers of $1.7 billion based on the preliminary purchase price allocation. For additional information, refer to the Preliminary Purchase Price Allocation section of Note 4.

7)	Other assets, net were adjusted to (i) eliminate deferred costs, net, of $2.7 million, which consist primarily of unamortized deferred financing costs for VEREIT’s Revolving Credit Facility, and (ii) recognize the fair value of acquired below-market ground leases of $22.3 million, based upon the preliminary valuation of these contracts.

Liabilities

8)	The pro forma adjustment for Distributions payable of $106.0 million represents the payment of accrued and unpaid dividends immediately prior to the Merger Effective Time.

9)	The pro forma adjustment for Accounts payable and accrued expenses represents: (i) $38.5 million of estimated transaction-related costs to be incurred by Realty Income which have not yet been reflected in the historical consolidated financial statements of Realty Income, (ii) $15.1 million of estimated transaction-related costs to be paid by VEREIT, net of (iii) the payment of $12.8 million of VEREIT's transaction-related costs included in Accounts payable and accrued expenses as of September 30, 2021, which were settled by Realty at the time of the Mergers, as described in the Preliminary Purchase Price Allocation section of Note 4.

10)	The pro forma adjustments for Lease intangible liabilities, net reflect: (i) the elimination of VEREIT’s historical carrying values for these liabilities, net of the associated accumulated amortization, of $111.1 million, and (ii) the recognition of the fair value of these intangible liabilities of $515.2 million, based upon the preliminary valuation of the intangible lease liabilities assumed. For information regarding the valuation methodology applied to the lease intangible liabilities, refer to the Preliminary Purchase Price Allocation section of Note 4.

11)	The pro forma adjustments for Line of credit payable and commercial paper reflect the incremental VEREIT Revolving Credit Facility draws to: (i) repay $158.1 million of VEREIT mortgages payable, including mortgages payable associated with VEREIT Office Assets, and pay certain prepayment costs, (ii) pay $41.1 million of VEREIT transaction costs, and (iii) pay of $106.0 million of distributions payable based upon the amount accrued as of September 30, 2021. All of these payments were made in accordance with the terms of the Merger Agreement and/or consistent with the ongoing negotiations related to the Mergers and, therefore, have been reflected as a component of Mergers Transaction Adjustments in these unaudited pro forma condensed combined financial statements. The VEREIT Revolving Credit Facility balance outstanding as of the time of the Mergers was repaid by Realty, using Realty's cash on hand and proceeds from draws on the Realty Revolving Credit Facility.

12)	The pro forma adjustments for Mortgages payable, net and Notes payable, net reflect: (i) the repayment of certain existing mortgages payable of VEREIT, including mortgages payable of VEREIT Office Assets, by VEREIT prior to the Merger Effective Time using proceeds from VEREIT's Revolving Credit Facility, with carrying value of $152.4 million as of September 30, 2021, (ii) the elimination of VEREIT’s historical carrying values of the remaining mortgages payable and notes payable, including the associated unamortized deferred financing costs and net discounts, of $835.3 million for mortgages payable and $4.6 billion for notes payable, and (iii) the recognition of the fair value of $872.6 million for mortgages payable and $4.9 billion for notes payable, based upon the preliminary valuation of these liabilities. The preliminary fair value of mortgages payable has been estimated by an independent third party using a discounted cash flow analysis, based on estimates of observable market interest rates. The preliminary fair value of notes payable has been estimated using quoted market prices in active markets with limited trading volume, when available. The following table summarizes the pro forma adjustments to Mortgages payable, net and Notes payable, net (in thousands):

	Mortgages payable	Notes payable
Reduction of carrying value due to the repayment of certain existing mortgages payable of VEREIT prior to the Merger Effective Time	$(152,384)	$-
Elimination of historical carrying value of the remaining debt instruments, including unamortized deferred financing costs and net discounts	(835,320)	(4,590,348)
Estimated pro forma fair value of indebtedness assumed in the Mergers	872,624	4,946,965
Total pro forma adjustment	$(115,080)	$356,617

Equity

13)	The following table summarizes pro forma adjustments for stockholders’ equity (in thousands):

	Common stock and paid-in capital	Distributions in excess of net income	Accumulated other comprehensive loss
Issuance of Realty common stock (a)	$11,511,947	$-	$-
Settlement and exchange of VEREIT equity-based awards (b)	43,742	-	-
Elimination of VEREIT’s historical equity balances	(12,987,206)	6,692,338	(831)
Realty merger related costs (c)(d)	25,170	(63,639)	-
Total pro forma adjustment	$(1,406,347)	$6,628,699	$(831)

a)	The pro forma adjustment represents the issuance of Realty common stock as consideration for the Mergers, as described in the Estimated Preliminary Purchase Price section of Note 4. The fair value of Realty common stock issued to former holders of VEREIT common stock and VEREIT OP common units is based on the adjusted per share opening price of Realty common stock of $71.24 on November 1, 2021.

b)	Represents the fair value of fully vested VEREIT DSU Awards which were converted into Realty common stock upon the Mergers, as well as the estimated fair value of the Realty replacement employee and executive stock options, restricted stock units, and performance restricted stock units that were granted at the closing date of the Mergers and which are attributable to pre-combination services.

c)	The pro forma adjustment to common stock and paid in capital includes the estimated impact of one-time nonrecurring expenses related to the share settlement of certain executive stock options, restricted stock units, and performance restricted stock units upon a change in control.

d)	The pro forma adjustment to distributions in excess of net income excludes $34.0 million of estimated transaction costs incurred by VEREIT as a result of the Mergers, which have not yet been reflected in VEREIT’s historical consolidated financial statements as of and for the nine months ended September 30, 2021. These costs were recognized as an expense in VEREIT’s pre-combination statement of operations and therefore they are reflected as a liability assumed by Realty or, with respect to the portion of VEREIT’s transaction costs which was settled by Realty at the time of the Mergers through repayment of VEREIT’s Revolving Credit Facility, as a component of the estimated preliminary purchase price, with no impact on pro forma combined distributions in excess of net income.

14)	The pro forma adjustment reflects the elimination of the VEREIT OP common units held by VEREIT OP’s minority partners, totaling $5.9 million, which were exchanged into Realty common stock upon consummation of the Mergers.

Statements of Operations

The pro forma adjustments reflect the effect of the Mergers on Realty’s and VEREIT’s historical consolidated statements of operations as if the Mergers occurred on January 1, 2020.

Revenue

15)	Rental (including reimbursable)

The historical rental revenues for Realty and VEREIT represent contractual and straight-line rents and amortization of above-market and below-market lease intangibles associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical straight-line rents and amortization of above-market and below-market lease intangibles for the real estate properties of VEREIT acquired as part of the Mergers (other than the properties of VEREIT Office Assets, which are separately adjusted as described in Note 5), and (ii) adjust contractual rental property revenue for the acquired properties (other than the properties of VEREIT Office Assets) to a straight-line basis and amortize above-market and below-market lease intangibles recognized as a result of the Mergers.

The pro forma adjustment for the amortization of above-market and below-market lease intangibles recognized as a result of the Mergers was estimated based on a straight-line methodology and the estimated remaining weighted average contractual, in-place lease term of 8.0 years. The lease intangible asset and liability fair values and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to rental revenues do not purport to be indicative of the expected change in rental revenues of the combined company in any future periods.

The following table summarizes the adjustments made to rental revenues for the nine months ended September 30, 2021 and year ended December 31, 2020 (in thousands):

	Elimination of historical amounts (a)	Recognition of post-combination amounts (b)	Total pro forma adjustment
For the nine months ended September 30, 2021
Straight-line rents	$(15,268)	$47,057	$31,789
Amortization of above-market and below-market lease intangibles and deferred lease incentives	4,385	12,337	16,722
Total pro forma adjustment	$(10,883)	$59,394	$48,511

For the year ended December 31, 2020
Straight-line rents	$(24,713)	$54,940	$30,227
Amortization of above-market and below-market lease intangibles and deferred lease incentives	3,833	16,449	20,282
Total pro forma adjustment	$(20,880)	$71,389	$50,509

(a)	Elimination of historical amounts excludes amounts related to VEREIT properties that were sold between January 1, 2020 and September 30, 2021, because such properties are not part of the net assets acquired in the Mergers. In addition, as noted above, elimination of historical amounts excludes amounts related to VEREIT Office Assets, which are separately adjusted as described in Note 5.

(b)	Recognition of post-combination amounts excludes amounts related to VEREIT Office Assets, because these assets were derecognized following the Mergers in connection with the Orion Divestiture, and the post-combination straight-line rents and amortization of above-market and below-market lease intangibles recognized as a result of the Mergers will not impact the financial statements of the combined company.

Expense

16)	The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical depreciation and amortization of real estate properties of VEREIT acquired as part of the Mergers (other than the properties of VEREIT Office Assets, which are separately adjusted as described in Note 5), and (ii) to recognize additional depreciation and amortization expense associated with the fair value of acquired real estate tangible and intangible assets, other than the tangible and intangible assets associated with the properties of VEREIT Office Assets.

The pro forma adjustment for the depreciation and amortization of acquired assets is calculated using a straight-line methodology and is based on estimated useful lives for building and site improvements, the remaining contractual, in-place lease term for intangible lease assets, and the lesser of the estimated useful life and the remaining contractual, in-place lease term for tenant improvements. For purposes of the unaudited pro forma condensed combined statements of operations, the weighted average useful life for buildings and site improvements is 27.2 years; the weighted average useful life for tenant improvements is 8.0 years; and the weighted average remaining contractual, in-place lease term is 8.0 years. The fair value of acquired real estate tangible and intangible assets, estimated useful lives of such assets, and estimated depreciation and amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to depreciation and amortization expense are not necessarily indicative of the expected change in depreciation and amortization expense of the combined company in any future periods.

The following table summarizes adjustments made to depreciation and amortization expense by asset category for the real estate properties of VEREIT acquired as part of the Mergers (other than the properties of VEREIT Office Assets) for the nine months ended September 30, 2021 and year ended December 31, 2020 (in thousands):

	For the nine months ended September 30, 2021	For the year ended December 31, 2020
Buildings and improvements (a)	$243,332	$324,442
Tenant improvements (a)	91,067	121,422
In-place leases and leasing commissions and marketing costs (a)	205,598	274,131
Less: Elimination of historical depreciation and amortization (b)	(278,268)	(364,031)
Total pro forma adjustment	$261,729	$355,964

(a)	Recognition of depreciation and amortization for the fair value of real estate tangible and intangible assets excludes amounts related to VEREIT Office Assets, because these assets were derecognized following the Mergers in connection with the Orion Divestiture, and the post-combination financial statements of the combined company will not be impacted by the depreciation and amortization expense of tangible and intangible assets related to VEREIT Office Assets.

(b)	Elimination of historical amounts excludes amounts related to VEREIT properties that were sold between January 1, 2020 and September 30, 2021, because such properties are not part of the net assets acquired in the Mergers. In addition, as noted above, elimination of historical amounts excludes amounts related to VEREIT Office Assets, which are separately adjusted as described in Note 5.

17)	The pro forma adjustments to interest expense reflect the impact of the Mergers on the amounts recognized in VEREIT’s historical consolidated statements of operations for the periods presented from: (i) the elimination of historical deferred financing cost amortization, (ii) the elimination of historical amortization on net premiums/discounts, and (iii) the amortization of the fair value adjustment on VEREIT’s mortgages and notes payable assumed in the Mergers. The pro forma adjustments presented below do not include any amounts related to VEREIT Office Assets, which are separately adjusted as described in Note 5. The following table summarizes the pro forma adjustments to interest expense for the nine months ended September 30, 2021 and year ended December 31, 2020 (in thousands):

	For the nine months ended September 30, 2021	For the year ended December 31, 2020
Elimination of historical deferred financing costs amortization	$(7,884)	$(14,896)
Elimination of historical amortization of net (discounts)/premiums	(1,771)	928
Amortization of the fair value adjustment on mortgages and notes payable	(34,272)	(45,697)
Total pro forma adjustment	$(43,927)	$(59,665)

The pro forma adjustments for the amortization of the fair value adjustment on VEREIT’s mortgages and notes payable assumed in the Mergers were estimated based on a straight-line approach and the weighted average remaining contractual term of 3.7 years for mortgages payable and 8.1 years for notes payable. The fair value adjustment on VEREIT’s mortgages and notes payable and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to interest expense do not purport to be indicative of the expected change in interest expense of the combined company in any future periods.

18)	Represents an adjustment to increase ground leases rent expense by $0.7 million for the nine months ended September 30, 2021 and $0.9 million for the year ended December 31, 2020 as a result of the revaluation of operating lease right-of-use assets and recognition of below-market ground lease intangible assets. The adjustment is computed based on a straight-line approach and a weighted average remaining lease term of 21.8 years. The fair value adjustment on VEREIT’s ground leases may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to property (including reimbursable) expense do not purport to be indicative of the expected change in ground rent expense of the combined company in any future periods.

19)	Represents an adjustment to recognize additional post-combination compensation expense of $0.6 million for the nine months ended September 30, 2021 and $1.3 million for the year ended December 31, 2020 associated with the fair value of Realty replacement awards issued to the holders of VEREIT restricted stock units, performance restricted stock units and stock options. The adjustment is based upon a straight-line vesting approach. The pro forma adjustments to general and administrative expense do not purport to be indicative of the expected change in compensation expense of the combined company in any future periods.

20)	Represents the adjustment for Mergers-related costs of $97.6 million for the year ended December 31, 2020 resulting from estimated transaction-related costs that are not currently reflected in the historical consolidated financial statements of Realty and VEREIT; these estimated transaction costs consist primarily of advisor fees, legal fees, change in control payments, severance and other separation benefits, and accounting fees. It is assumed that these costs will not affect the combined statements of operations beyond twelve months after the closing date of the Mergers.

Note 5 – Orion Divestiture Transaction Adjustments

Balance Sheet

The pro forma adjustments reflect the effect of the Orion Divestiture, the repayment by Realty and VEREIT, as the case may be, of certain existing mortgages payable of the Office Assets (including the associated repayment costs) prior to the Merger Effective Time and the subsequent reimbursement of such amounts by Orion, and the portion of the proceeds from Orion LP’s new financing arrangements that are expected to be distributed by Orion to Realty as a dividend, on Realty’s and VEREIT’s historical consolidated balance sheets as if these transactions occurred on September 30, 2021.

1)	These pro forma adjustments reflect the derecognition of the assets and liabilities attributable to the Orion Business. The assets and liabilities of VEREIT Office Assets within the Orion Business have been adjusted to derecognize the fair value of such assets and liabilities established as a result of the Mergers. The assets and liabilities of Realty Office Assets within the Orion Business reflect the historical carrying value of such assets and liabilities within Realty’s consolidated financial statements. The pro forma adjustment for the derecognition of the assets and liabilities attributable to the Orion Business as of September 30, 2021, consists of the following (in thousands):

	Realty Office Assets	VEREIT Office Assets	Total Orion Business
ASSETS
Real estate held for investment, at cost:
Land	$71,191	$171,317	$242,508
Buildings and improvements	562,942	1,026,444	1,589,386
Total real estate held for investment, at cost	634,133	1,197,761	1,831,894
Less accumulated depreciation and amortization	(149,229)	-	(149,229)
Real estate held for investment, net	484,904	1,197,761	1,682,665
Cash and cash equivalents	-	176	176
Accounts receivable, net	7,840	6,897	14,737
Lease intangible assets, net	23,496	204,266	227,762
Goodwill	-	234,780	234,780
Other assets, net	8,757	33,192	41,949
Total assets	$524,997	$1,677,072	$2,202,069

LIABILITIES
Accounts payable and accrued expenses	$1,896	$10,286	$12,182
Lease intangible liabilities, net	6,008	18,791	24,799
Other liabilities	4,783	14,067	18,850
Mortgages payable, net	9,656	-	9,656
Total liabilities	$22,343	$43,144	$65,487

2)	Cash and cash equivalents were adjusted as follows (in thousands):

Amount
Repayment of certain existing mortgages payable of Realty Office Assets, including prepayment costs	$(10,094)
Reimbursement by Orion of amounts paid by Realty or VEREIT, as the case may be, with respect to certain existing mortgages payable of the Office Assets, including a portion of the associated repayment costs	170,800
Proceeds from the Orion LP new financing arrangements distributed by Orion to Realty as a dividend	425,000
Cash and cash equivalents attributable to VEREIT Office Assets	(176)
Total pro forma adjustment	$585,530

3)	The pro forma adjustments for Goodwill represent the derecognition of Mergers-specific goodwill recorded by Realty related to the VEREIT Office Assets business of $234.8 million, which has been allocated to Orion and derecognized in connection with the Orion Divestiture. The amount of Mergers-specific goodwill allocated to Orion and derecognized in the unaudited combined pro forma balance sheet has been determined using the preliminary allocation of the estimated preliminary purchase price in the Mergers and the resulting total Mergers-specific goodwill (as described in Note 4) based on the relative fair values of the VEREIT Office Assets business and VEREIT. The value of the Mergers-specific goodwill attributed to Orion following the Orion Divestiture is preliminary and will depend on various factors, including but not limited to: the final allocation of the purchase price in the Mergers to the assets acquired and liabilities assumed of VEREIT (including the assets and liabilities of VEREIT Office Assets) and the resulting total Mergers-specific goodwill balance. As a result, the Mergers-specific goodwill attributed to Orion could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements.

4)	The pro forma adjustment to Mortgages payable, net reflects the repayment of existing mortgages payable of Realty Office Assets with a carrying value of $9.7 million prior to the Merger Effective Time.

5)	The following table presents the pro forma adjustments to Distributions in excess of net income (in thousands):

Amount
Derecognition of Orion net assets upon the Orion Divestiture	$(1,549,291)
Loss on debt extinguishment upon repayment of Realty Office Assets mortgages payable	(438)
Total pro forma adjustment	$(1,549,729)

Statements of Operations

The pro forma adjustments reflect the effect of the Orion Divestiture on Realty’s and VEREIT’s historical consolidated statements of operations as if the Orion Divestiture occurred on January 1, 2020.

6)	These pro forma adjustments reflect the elimination of the historical revenue and direct expenses of Realty Office Assets and VEREIT Office Assets. These adjustments do not reflect the allocation of any general corporate overhead costs of Realty or VEREIT to Realty Office Assets or VEREIT Office Assets, respectively. The pro forma adjustments for the elimination of revenue and direct expenses of the Orion Business consist of the following (in thousands):

For the nine months ended September 30, 2021

	Realty Office Assets	VEREIT Office Assets	Total Orion Business
REVENUE
Rental (including reimbursable)	$38,930	$120,409	$159,339
Other	-	752	752
Total revenue	38,930	121,161	160,091

EXPENSES
Depreciation and amortization	17,855	44,234	62,089
Interest	1,080	5,522	6,602
Property (including reimbursable)	4,611	30,892	35,503
General and administrative	-	24	24
Provisions for impairment	-	28,064	28,064
Total expenses	23,546	108,736	132,282
Loss on sales of real estate	-	(4)	(4)
Equity in income of unconsolidated entities	-	621	621
Loss on extinguishment of debt	(3,499)	(85)	(3,584)
Income before income taxes	11,885	12,957	24,842
Income taxes	-	-	-
Net income	11,885	12,957	24,842
Net income attributable to noncontrolling interests	-	41	41
Net income available to common stockholders	$11,885	$12,998	$24,883

For the year ended December 31, 2020

	Realty Office Assets	VEREIT Office Assets	Total Orion Business
REVENUE
Rental (including reimbursable)	$53,474	$170,304	$223,778
Other	-	754	754
Total revenue	53,474	171,058	224,532

EXPENSES
Depreciation and amortization	25,950	62,662	88,612
Interest	2,931	9,905	12,836
Property (including reimbursable)	5,770	46,597	52,367
General and administrative	-	40	40
Provisions for impairment	18,671	9,306	27,977
Total expenses	53,322	128,510	181,832
Gain on sales of real estate	-	9,765	9,765
Equity in income and gain on disposition of unconsolidated entities	-	535	535
Loss on extinguishment of debt	-	(1,686)	(1,686)
Income before income taxes	152	51,162	51,314
Income taxes	-	-	-
Net income	152	51,162	51,314
Net income attributable to noncontrolling interests	-	60	60
Net income available to common stockholders	$152	$51,222	$51,374

7)	Represents the adjustment to: (i) remove the historical loss on extinguishment of debt related to VEREIT Office Assets of $1.7 million for the year ended December 31, 2020 (as described in item 6 of Note 5), and (ii) recognize a loss on extinguishment of debt of $0.4 million for the year ended December 31, 2020 as a result of the repayment of certain existing mortgages payable of Realty Office Assets prior to the Orion Divestiture. The total loss on extinguishment of debt consists of prepayment penalties and the write-off of unamortized deferred financing fees and will not affect the statements of operations of the combined company beyond twelve months after the closing date of the Mergers and the Orion Divestiture. Any loss on extinguishment of debt related to the repayment of certain existing mortgages payable of VEREIT Office Assets prior to the Merger Effective Time does not impact the statements of operations of the combined company and has not been reflected in these unaudited pro forma condensed combined financial statements.

Note 6 – Pro Forma Net Income Available to Common Stockholders per Common Share

The following table summarizes the unaudited pro forma net income from continuing operations per common share for the nine months ended September 30, 2021 and the year ended December 31, 2020 as if the Pro Forma Transactions occurred on January 1, 2020 (in thousands, except share and per share data):

	For the nine months ended September 30, 2021	For the year ended December 31, 2020
Numerator
Pro forma net income available to common stockholders	$420,074	$199,179
Denominator
Realty historical weighted average common shares outstanding	379,291,782	345,280,126
VEREIT common stock and VEREIT OP common units converted into Realty common stock (229,224,034 shares and units outstanding, multiplied by the Exchange Ratio of 0.705)	161,602,944	161,602,944
VEREIT DSU Awards converted into Realty common stock (123,938 units, multiplied by the Exchange Ratio of 0.705)	87,376	87,376
Pro forma weighted average common shares outstanding - basic	540,982,102	506,970,446
Realty historical weighted average dilutive shares	117,645	135,132
Dilutive effect of unvested VEREIT equity-based awards exchanged into Realty equity-based awards	54,049	65,489
Pro forma weighted average Realty common shares outstanding - diluted	541,153,796	507,171,067

Pro forma amounts of net income available to common stockholders per common share:
Basic and diluted	$0.78	$0.39